UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2004

KING PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Tennessee	0-24425	54-1684963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Fifth Street, Bristol, TN	37620
(address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (423) 989-8000

Item 5.  Other Events and Regulation FD Disclosure.

On July 23, 2004, King Pharmaceuticals, Inc., a Tennessee corporation ("King"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Mylan Laboratories Inc., a Pennsylvania corporation ("Mylan"), and its wholly-owned subsidiary, Summit Merger Corporation ("Merger Sub"), pursuant to which Mylan will acquire King in a stock-for-stock transaction. Subject to the terms and conditions of the Merger Agreement, at the effective time of the merger (the "Merger"), Merger Sub shall be merged with and into King, the separate corporate existence of Merger Sub shall cease, and King will continue as a wholly-owned subsidiary of Mylan. Pursuant to the Merger Agreement, Mylan has agreed to issue 0.9 shares of its common stock in exchange for each outstanding share of common stock of King.

The Merger is intended to constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. The consummation of the Merger is subject to the approval and adoption of the Merger and the Merger Agreement by the shareholders of King, the approval of the issuance of shares of common stock of Mylan to be issued in the Merger by the shareholders of Mylan, the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Securities and Exchange Commission clearance and other customary closing conditions. The parties anticipate that the transaction will be completed by the end of calendar year 2004.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 99.1.

Item 7.  Financial Statements and Exhibits.

      (c) Exhibits:

Exhibit No.	Description
99.1	Agreement and Plan of Merger dated as of July 23, 2004 by and among Mylan Laboratories Inc., Summit Merger Corporation and King Pharmaceuticals, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KING PHARMACEUTICALS, INC.

Date:	July 26, 2004	By:	/s/ James R. Lattanzi
James R. Lattanzi Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Agreement and Plan of Merger dated as of July 23, 2004 by and among Mylan Laboratories Inc., Summit Merger Corporation and King Pharmaceuticals, Inc.